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                                                                  Rule 424(b)(3)
                                                                      333-103994


             ADDENDUM TO PROSPECTUS SUPPLEMENT DATED APRIL 11, 2003

                                                     Dated: August 1, 2003

                                 STATE OF ISRAEL
                                 $1,100,000,000
                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                        ZERO COUPON DOLLAR SAVINGS BONDS

Effective as of June 19, 2003, the aggregate maturity amount of the Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bonds offered under this prospectus has been increased to $1,100,000,000.

The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the SALES PERIOD commencing on AUGUST 1, 2003 and terminating on AUGUST 31, 2003 is $3,288, representing an effective yield to maturity of 6.20%.

To ensure purchase of a Bond at such price, the purchase price and all supporting documentation MUST BE RECEIVED BY Development Corporation for Israel by AUGUST 26, 2003.